Exhibit 3.4

TRUST MANAGEMENT AGREEMENT AND SOURCE OF PAYMENT IDENTIFIED THE NUMBER 2529, DATED SEPTEMBER 15, 2015, CELEBRATED BETWEEN SERVICIOS DE TECNOLOGIA AEROPORTUARIA, S.A. DE C.V., AS TRUSTOR AND SECONDARY BENEFICIARY (IN SUCH CAPACITY, “TRUSTOR” OR “SECONDARY BENEFICIARY”), REPRESENTED IN THIS ACT BY VICTOR HUMBERTO BRAVO MARTIN AND STEPHANE LAUREN CHRISTIAN LEMOINE; BANCO INVEX, S.A., INSTITUCION DE BANCA MULTIPLE, INVEX GRUPO FINANCIERO, FIDUCIARIO, EXLUSIVELY AS TRUSTEE (IN SUCH CAPACITY, THE “FIDUCIARY”) REPRESENTED IN THIS ACT BY ITS DEPUTY TRUSTEES RICARDO CALDERON ARROYO Y MAURICIO RANGEL LAISEQUILLA; AND AEROPORTS DE PARIS MANAGEMENT,  S.A., AS PRIMARY BENEFICIARY (THE “PRIMARY BENEFICIARY”) REPRESENTED IN THIS ACT BY STEPHANE LAUREN CHRISTIAN LEMOINE; IN THE PRESENCE OF GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V. (“GACN”) REPRESENTED IN THIS ACT BY ALFREDO DOMINGUEZ SANCHEZ, WHO APPEAR TO THE CELEBRATION OF THIS CONTRACT PURSUANT TO THE FOLLOWING BACKGROUNDS, STATEMENTS AND CLAUSES.

BACKGROUND

1.          On December 17, 1999 a call was published in the Official Gazette of the Federation to participate in an international bidding process regarding the shares representative of GACN’s capital stock, a controlling company of 13 (thirteen) airport concessions in Mexico.

2.          On April 13, 2015, the Trustor’s shareholders celebrated a new Consortium Agreement, which was modified in September 15, 2015, whose Section 13.20 English literal translation states the following:

“13.20. Liquidity for ADPM

ADPM and Aeroinvest hereby irrevocably agree to cause (i) promptly after September 25, 2015 but in any event within 15 Business Days thereafter (the “Conversion Date”) the conversion, subject to the provisions set forth in Article Eleven of GACN’s bylaws, or 9,034,000 series BB shares representing approximately 2.26% of GACN owned by SETA, into series B shares representing same percentage of GACN, free and clear of any liens or other encumbrances and with no transfer restrictions (the “BB Shares”) (ii) promptly following the execution of this Amendment agreement but in any event within 15 Business Days thereof, 8,000,000 series B Shares representing approximately 2.00% of GACN owned by SETA, free and clear of any liens or other encumbrances and with no transfer restrictions (the “Existing B Shares”), to be held in a Mexican trust to be established with any of Deutsche Bank Mexico, S.A., Institucion de Banca Multiple, Division Fiduciaria, Banco Invex, S.A., Institucion de Banca Multiple, Invex Grupo Financiero, or Banco Nacional de Comercio Exterior, S.N.C., acting as trustee, SETA as settlor/second beneficiary, and ADPM, as first beneficiary (on terms and conditions reasonably satisfactory to ADPM, including ADPM’s selection of the trustee, the “Mexican Trust”), and (iii) promptly following the Conversion Date of the BB Shares in to series B shares, pursuant to item (i) above (the “Converted B Shares” and together with the Existing B

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Shares, the “ADPM Shares”), to be held in the Mexican Trust in order to hold all of the ADPM Shares owned by SETA (corresponding to ADPM’s current indirect interest in GACN) through the Mexican Trust and isolate the ADPM Shares from risk of third party attachment, etc., and provide for a streamed-line mechanism to distribute same to ADPM, so that ADPM may change all or part of its interest in SETA for an equivalent interest represented in ADPM Shares (the “Exchange Election”) and sell all or part of the same at any time, without any restrictions, at its sole discretion beginning on June 15, 2016. Notwithstanding the foregoing, ADPM and Aeroinvest hereby agree that the number of ADPM Shares to be delivered by the Mexican Trust to ADPM shall be the number of ADPM shares after any applicable tax or tax withholding to be made and paid by SETA under applicable law that arises from the transaction contemplated herein. The Mexican Trust shall also serve as a means to secure the performance by Aeroinvest of its obligations under this agreement in relation to the Put Option.

Provided that if prior to any Exchange Election Aeroinvest delivers a drag-Along Notice to ADPM pursuant to Clause 7.6(b) hereof, ADPM shall not be entitled to exercise an Exchange Election thereafter for a period ending on the proposed closing dated indicated in the Drag-Along Notice but in no case exceeding 180 (one hundred and eighty) calendar days following receipt by ADPM of the Drag-Along Notice pursuant to Clause 7.6(b) hereof.

The Parties agree that prior to any Exchange Election all ADPM Shares held in the Mexican Trust shall be voted in the same way as SETA shareholders decide to vote GACN shares held by SETA in accordance with the terms and conditions of this agreement.

The costs and expenses related to the implementation and maintenance of the Mexican Trust to be borne by SETA.

…”

3.       In September 15, 2015, Trustor’s shareholders adopted certain unanimous resolutions outside the shareholders’ meeting, through which approved, among other things: (i) reduce Trustor’s fixed and variable capital stock, subject to the condition established in such resolutions; and (ii) celebrate the foregoing trust agreement.

4.            Section 7.5 of the Consortium Agreement established certain obligations in charge of Aeroinvest and rights in favor of ADPM, related to the Put Option contemplated in such Section.

STATEMENTS

I.                                      SETA declares through its legal representative that:

(a)      Is a duly incorporated and existent company pursuant to the laws of the United States of Mexico, according to public deed number 79,502 dated June 9, 2000, granted before Armando Galvez Perez Aragon, Notary Public 103, in the Federal District, registered before the Public Registry of Property and Commerce of the Federal District in the

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commercial page number 267,940, duly authorized under its business purpose to celebrate the foregoing contract and to assume the obligations established in the same.

(b)     Its legal representative has sufficient and necessary authorities to enter into the terms of the foregoing contract, authorities that have not been modified, limited or revoked in any way up to this date.

(c)      Does not require the consent or authorization of any individual, company or government authority to celebrate and comply with the foregoing contract, and has obtained all corporate authorizations necessary to celebrate the present agreement and become bound to its terms.

(d)    Owns 8,000,000 (eight millions) Series B shares of GACN, which have been duly issued, are fully paid and are free of any encumbrance or domain limitation, and are not subject to any pending litigation or judicial, administrative, arbitral claims or of any nature that may affect the Trust to be part of the Equity (once the same are allocated to the Trust and form part of the Equity, the “Trusted Series B Shares”; in the understanding that once the Conversion of the Trusted Series BB shares is made (as such term is defined below) to Trusted Series B Shares, shall be understood that the 8,000,000 (eight million) Series B Shares of GACN, plus the 9,034,000 (nine million thirty four thousand) Series BB Shares of GACN referred in Sub-section (e) below).

(e)      Owns 9,034,000 (nine million thirty four thousand) Series BB Shares of GACN, which have been duly issued, fully paid and free of any encumbrance or domain limitation and are not subject to any pending litigation, judicial, administrative, arbitral claims or of any nature that may affect the Trust to be part of the Equity (once the same are allocated to the Trust and form part of the Equity, the “Trusted Series BB Shares” and jointly with Trusted Series B Shares, the “Trusted Shares”).

(f)       The foregoing contract constitutes a legal, valid and enforceable obligation pursuant to the terms of the foregoing agreement.

(g)    In compliance with the applicable provisions, SETA declares that the Trust Equity’s goods and/or resources affected by this act and those that will be affected in the future for the compliance of its purposes, are and will be lawful, therefore expressly agrees that the Trustee reserves the right to verify such circumstance at any moment, or to request the information or documents requested by competent authorities.

(h)     It is its desire to celebrate the foregoing Contract in order to contribute to the Trust Equity, (i) the initial contribution, (ii) the Series B Shares referred in sub-section (b) above, and (iii) once the conversion is made, of the Trusted Series BB Shares that represent approximately 2.26% (two point twenty six percent) of SETA’s interest in GACN, to Trusted Series B Shares that represent the same percentage interest in GACN, free of any encumbrance and without any restriction (the “Trusted Series BB Shares Conversion”), the Trusted Series BB Shares referred in sub-section (e) above, in order that the Trustee: (1) Manages the Trusted Shares, and (2) pay in kind to ADPM as

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Primary Beneficiary on behalf and to the order of the Trustor, the proportional part of the reduction in SETA’s capital stock, which was approved by SETA’s shareholders through resolutions referred  in point 3 of the Background information, and through the delivery to ADPM of the number of Trusted Shares that ADPM mentions in the Notice of the Option Exercise.

(i)         Recognizes the capacity and authorities of the legal representatives of ADPM, GACN and the Trustee to appear in their respective representations to the celebration of this contract and to assume respectively, based on such representations, all and each one of the rights and obligations that arise from the same.

(j)         In terms of the provisions of Article 17 of the Federal Law on the Prevention and Identification of Operations from Illicit Sources, in this act it is declared that it will not carry out vulnerable activities through the foregoing Trust.

II.                                ADPM declares through its legal representative that:

(a)      Is a company duly incorporated pursuant to the laws of the French Republic, fully authorized to carry out its business purpose to enter into this foregoing contract and to be holder of the rights and assume the capacity of Primary Beneficiary in the terms established in the same.

(b)     Its legal representative has sufficient and necessary authorities to enter into the terms of the foregoing contract, authorities that have not been modified, limited or revoked in any way up to this date.

(c)      Does not require the consent or authorization of any individual, company or government authority to celebrate and comply with the foregoing contract, and has obtained all corporate authorizations necessary to celebrate the present agreement and become bound to its terms.

(d)    The foregoing contract constitutes a legal, valid and enforceable obligation pursuant to the terms of the foregoing agreement.

(e)      Recognizes the capacity and authorities of the legal representatives of SETA, GACN and the Trustee to appear in their respective representations to the celebration of this contract and to assume respectively, based on such representations, all and each one of the rights and obligations that arise from the same.

(f)       In terms of the provisions of Article 17 of the Federal Law on the Prevention and Identification of Operations from Illicit Sources, in this act it is declared that it will not carry out vulnerable activities through the foregoing Trust.

III.                          GACN declares through its legal representative that:

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(a)      Is a duly incorporated and existent company pursuant to the laws of the United States of Mexico, according to public deed number 44,355 dated May 28, 1998, granted before Emiliano Zubiria Maqueo, Notary Public 25, in the Federal District, registered before the Public Registry of Property and Commerce of the Federal District in the commercial page number 238,749 dated June 25, 1998, duly authorized under its business purpose to celebrate the foregoing contract and to assume the obligations established in the same.

(b)     Its legal representative has sufficient and necessary authorities to enter into the terms of the foregoing contract, authorities that have not been modified, limited or revoked in any way up to this date.

(c)      Does not require the consent or authorization of any individual, company or government authority to celebrate and comply with the foregoing contract, and has obtained all corporate authorizations necessary to celebrate the present agreement and become bound to its terms.

(d)    The Trusted Shares have been duly issued, fully paid and are free from any encumbrance or domain limitation, and are not subject to any pending litigation, judicial, administrative or arbitral claim or of any other nature.

(e)      The foregoing contract constitutes a legal, valid and enforceable obligation pursuant to the terms of the foregoing agreement.

(f)       Recognizes the capacity and authorities of the legal representatives of SETA, GACN and the Trustee to appear in their respective representations to the celebration of this contract and to assume respectively, based on such representations, all and each one of the rights and obligations that arise from the same.

(g)     Waives its beneficiary rights that were entitled to since June 14, 2000, date on which this contract was celebrated; and accepts the incorporation of ADPM as part of the foregoing contract and ADPM’s assumed capacity as Primary Beneficiary pursuant to this Contract.

III. The Trustee declares through its Deputy Trustees that:

(a)      Is a full-service bank duly incorporated pursuant to the Laws of Mexico, duly empowered and authorized to act as a credit institution and provide Trustee’s services, as well as to assume the obligations established in the same.

(b)     Its deputy trustees have the sufficient and necessary authorities to enter into the terms of the foregoing contract, authorities that have not been modified, limited or revoked in any way up to this date.

(c)      Does not require the consent from, or registration before, any government authority in Mexico to celebrate the foregoing contract, and act as trustee according to this contract or to comply with its obligations pursuant to the same.

(d)    Recognizes the capacity and authorities of the legal representatives of SETA, ADPM and GACN to appear in their respective representations to the celebration of this contract and

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to assume respectively, based on such representations, all and each one of the rights and obligations that arise from the same.

(e)      It is of their interest to celebrate this contract in the capacity of Trustee and perform such function according to the provisions of this contract.

(f)       Communicated to the Trustor, the scope and legal consequences of sub-section b) section XIX of article 106 of the Mexican Credit Institutions Law, which is transcribed in the Twelfth Clause of the foregoing contract, together with other provisions from the Circular 1/2005 and the General Law on Securities and Credit Obligations.

(g)     To this date there are no outstanding fees.

IN CONSIDERATION OF THE ABOVE, the Parties agree to enter into the following:

CLAUSES

FIRST: Definitions and Interpretation.

Section 1.01: Definitions. The terms in initial cap are used in the foregoing contract and shall have the meaning attributed to them in the different Clauses of the foregoing contract or the definitions established below, as the case may be, in the understanding that are applicable in the singular and plural context of the word as needed:

Shares	Means the representative shares of GACN’s capital stock, regardless that such shares are Series B or Series BB.

ADPM Shares

Means the Series B Shares representative of GACN’s capital stock that are part of the Equity and that the Trustee shall deliver on behalf and to the order of the Trustor, and net of any applicable tax, to ADPM in its capacity of Primary Beneficiary, after receiving the Notice of the Option Exercise.

Trusted Shares	Means the sum of the Trusted Series BB Shares and Trusted Series B Shares that are within the Trust’s Equity from time to time.

Trusted Series B Shares	Means all Series B Shares that represent GACN’s capital stock provided to the Trust’s Equity.

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Trusted Series BB Shares	Means all Series BB Shares that represent GACN’s capital stock provided to the Trust’s Equity.

Consortium Agreement

Means the new consortium agreement celebrated on April 13, 2015 between Aeroinvest and ADPM, with the appearance and consent of SETA, GACN, CONOISA and CICASA (these last two only for specific purposes mentioned in such consortium agreement), as it has been or modified at any time according to its terms

ADPM	Means Aeroports de Paris Management, S.A.

Aeroinvest	Means Aeroinvest, S.A. de C.V.

Initial Contribution	Means the amount of $1.00 M.N (Un Peso 00/100, Mexican Currency).

Exercise Notice of Corporate Rights	It has the meaning attributed to such term in the Sixth Clause of the foregoing contract.

Additional Goods

Means any additional shares, securities, goods or resources (including cash amounts) paid or distributed as dividends regarding the Trusted Shares, or by virtue of any split or reverse split of shares, reimbursement, consolidation, division, merger, reclassification or combination of shares, liquidation or any operation or similar corporate restructure, as well as the product of the investment in cash quantities, if applicable.

BMV	Means Bolsa Mexicana de Valores, S.A.B. de C.V.

CICASA	Constructoras ICA, S.A. de C.V.

CNBV	Means the Mexican Banking and Securities Commission.

CONOISA	Controladora de Operaciones de Infraestructura, S.A. de C.V.

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Contract	Means the foregoing Trust Contract, including all its attachments as they become modified at any time pursuant to its terms.

Conversion of the Trusted Series BB Shares	Has the meaning set forth in Statement I, sub-section (h) of this contract.

Primary Beneficiary’s Account	Means ADPM’s account maintained with a brokerage firm in order to receive ADPM’s shares and whose data is notified in writing to the Trustee in due course.

Business Day

Means any day of the year other than Saturdays, Sundays and days in which the City of Mexico and Federal District credit institutions are authorized or obliged to close its offices and branches pursuant to the general rules that for this purposes the CNBV issues.

Payment Date

Means the date established in the Notification of the Option Exercise as the date for the payment in king to ADPM of the reduction of SETA’s capital stock approved by SETA’s shareholders through resolutions referred in point 3 of the Background information of this contract, and through the delivery to ADPM of the number of Trusted Series B Shares that ADPM mentions in the Notice of the Option Exercise.

Primary Beneficiary	Means ADPM in its capacity of primary beneficiary under this contract, and its assignees, successors and assigns from time to time.

Secondary Beneficiary	Means SETA, in its capacity of secondary beneficiary under this contract, and its assignees, successors and assigns from time to time.

Trust	Means the trust management and source of payment organized pursuant the foregoing Contract, its Attachments and modifications.

Trustor	Means SETA, in its capacity of Trustor under this Contract, and its assignees, successors and assigns from time to time.

Trustee	Means Banco Invex, S.A., Institucion de Banca Multiple, Invex Grupo Financiero, exclusively in its capacity of

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trustee in the foregoing Trust, and its assignees, successors and assigns from time to time.

GACN	Means Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

Fees	Has the meaning set forth in the Sixteenth Clause of this Contract.

Indeval	Means S.D. Indeval Institucion para el Deposito de Valores, S.A. de C.V.

LGTOC	Means the General Law on Securities and Credit Obligations.

LMV	Means the Stock Market Law.

Mexico	Means the United States of Mexico.

Notice of the Option Exercise	Has the meaning set forth in the Seventeenth Clause of this Contract.

Parties	Mean the parties that subscribe the foregoing Contract, which are mentioned in the preface and the Third Clause of this contract.

Trust Equity	Has the meaning set forth in the Fourth Clause of the foregoing Contract.

Pesos	Means the legal currency in Mexico.

SETA	Means Servicios de Tecnologia Aeroportuaria, S.A. de C.V.

Section 1.02:            Headings; Other References. All headings that appear at the beginning of each Clause of the foregoing Contract are used exclusively to facilitate its reading, but they must not be taken into account for interpretation purposes. Unless otherwise specified, all references in the foregoing Contract, Preface, Backgrounds, Statements, Clauses or Attachments are made to the Preface, Backgrounds, Statements, Clauses and Attachments of this Contract.

Section 1.03                Other Interpretation Provisions. The words “foregoing”, “this contract” and “according the foregoing”, and words of similar meaning used in this Contract, refer to this Contract in its entirety and not to specific provisions of the same.

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SECOND: Incorporation of the Trust.

The Trustor hereby incorporates this trust management and source of payment with the Trustee, through the transmission to the Primary Trustee of the Initial Contribution and the Trusted Series B Shares, for which the Trustor and Trustee have carried out all necessary acts to formalize their contributions.

The Trustee hereby accepts its position and agrees to develop its functions in accordance to the provisions of this Contract and to the legal provisions applicable. Likewise, the Trustee, through the foregoing instrument, delivers the broadest legal of receipts to the Trustor for its Initial Contribution and Trusted Shares.

The Trustor shall carry out its best reasonable commercial efforts to submit this Contract for registration before the Unique Security of Property Registry (Registro Unico de Garantias Mobiliarias) and shall perform all acts necessary to deliver to the Primary Beneficiary and Trustee record that this Contract has been registered in such public registry, as soon as possible after the corresponding presentation date. The Trustor and Primary Beneficiary release the Trustor of any responsibility for the lack of registration of the foregoing Contract before the Unique Security of Property Registry (Registro Unico de Garantias Mobiliarias).

THIRD: Trust Parties.

The following parties of this Trust are:

Trustor:	Servicios de Tecnologia Aeroportuaria, S.A. de C.V.

Trustee:	Banco Invex, S.A., Institucion de Banca Multiple, Invex Grupo Financiero

Primary Beneficiary:	Aeroports de Paris Management, S.A.

Secondary Beneficiary:	Servicios de Tecnologia Aeroportuaria, S.A. de C.V.

FOURTH: Trust Equity.

The Trust Equity is integrated with goods, rights and resources set out below (jointly, the “Trust Equity”)

a)                 Initial Contribution;

b)                Trusted Series BB Shares;

c)                 Trusted Series B Shares;

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d)               Any other shares, securities, goods or additional properties (including cash amounts) paid or distributed as dividend, amortization, increase or decrease of capital, or otherwise with respect to the Trusted Shares, or by virtue of any split or reverse split of shares, reimbursement, consolidation, division, merger, reclassification or combination of shares, liquidation, conversion or any operation or similar corporate restructure of GACN;

e)                 Contributions in cash (in Pesos or foreign currency) or in kind, if applicable, performed by the Trustor for the purposes of this Trust;

f)                  Yields that, if applicable, generated by the investments performed by the Trustee with liquid resources that are part of the Trust Equity, and

g)                Any other good, asset or right that becomes part of the Trust Equity for any reason or under any valid circumstance.

The Parties agree that the previous list constitutes the initial inventory of the Trust Equity, notwithstanding the other rights or goods that may integrate the Trust in the future.

FIFTH: Purpose of the Trust.

Section 5.01:            Main Purposes. The main purposes of the Trust consist in: (i) serve as an irrevocable management vehicle of the Trusted Shares; (ii) When appropriate, serve as a payment vehicle to the Primary Beneficiary through the delivery of ADPM’s Shares; (iii) Comply with the obligations assumed by the Trustor’s shareholders in Section 13.20 of the Consortium Agreement, (iv) Comply and allocate the Trust Equity to the specific purposes established in Section 5.02 of the foregoing Contract, and (v) Ensure the fulfillment of the obligations assumed by Aeroinvest on Section 7.5 of the Consortium Agreement in favor of ADPM.

Section 5.02:            Specific Purposes of the Trust. Notwithstanding the provisions of any other Clause or Section of this Contract, the Purposes of the Trust are the following:

a)          That the Trustee receive, manage and invest the Initial Contribution, as well as any other additional contribution performed from time to time by the Trustor;

b)         That the Trustee is the unique and legitimate owner and holder of the Trust Equity, and manages the Trust Equity pursuant to this Contract during the terms of the same, and maintain the Trust Shares as a deposit, directly or deposited in an institutions for the deposit of securities in the terms provided of the applicable law;

c)          That the Trustee deliver to Primary Beneficiary by concept of payment, net of any applicable tax on behalf and to the order of the Trustor, ADPM’s shares pursuant to the Notice of the Option Exercise, which shall be delivered through registration and deposit in the account of the Primary Beneficiary, therefore, the Trustee will carry out and cause to be carried out, all registrations, notifications and annotations necessary to duly formalize such transmission, according the applicable law;

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d)        That the Trustee open and maintain any accounts necessary in the Bank INVEX, S.A., Institucion de Banca Multiple, INVEX Grupo Financiero, to keep the Trusted Shares;

e)          By Trustor’s instructions, the Trustee shall deliver the Trustor, with charge to the Trust Equity, the corresponding cash amounts in order that the Trustor perform the withholdings required pursuant to the applicable legal, tax and administrative provisions;

f)           That the Trustee invest the liquid resources that integrate the Trust Equity pursuant to the written instructions received by the Trustor and according to the Ninth Clause of this Contract;

g)         That the Trustee carry out all pertinent and/or necessary actions in order to perform the Conversion of the Trusted Series BB Shares pursuant to the foregoing Contract and the New Consortium Agreement.

h)         That the Trustee exercise its voting rights and other corporate rights that correspond to the Trusted Shares, voting them always as a block of shares in any of the shareholders’ meeting of GACN, in which the Trusted Shares have voting rights, always in the direction that for such purposes the Trustor indicates (instruction that at all times shall indicate that the Trusted Shares are voted in the same direction as SETA shareholders decide to vote its shares pursuant to the terms of the Consortium Agreement), granting and delivering according to the provisions of the Seventh Clause of this Contract, the necessary mandates to exercise the above voting right;

i)             That the Trustee exercise all proprietary rights corresponding to the Trusted Shares pursuant to the instructions received by the Trustor, according to the terms and conditions of the foregoing Contract;

j)             That the Trustee collects and receives all quantities in respect to dividends, interests, reductions or capital reimbursements, amortization of shares or liquidating distributions, and other distributions or quantities that, if appropriate, correspond to the Trusted Shares, and proceed to distribute such quantities to the Trustor pursuant to the Trustor’s mandated instructions;

k)         That the Trustee carry out the necessary actions to protect the Trust Equity in the terms of the foregoing Contract;

l)             That, at the termination of the Trust, the Trustee carry out the reversion and delivery of the remaining Trust Equity in favor of the Trustor or, if applicable, to any other person that for such purposes is instructed by the Trustor, subject to the legal provisions applicable and the corresponding instructions of the Trustor;

m)     That the Trustee, at the charge of the Trust Equity and to the extent reachable and until funds are exhausted, pay the amount of all expenses, commissions, rights, taxes or any other expense caused or derived by the foregoing Contract, from its incorporation until its extinction; and

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n)         In genera, that the Trustee carry out all and any act instructed by the Trustor, to the extent that are consistent with the purposes of this Trust and with the terms and conditions established in the foregoing Contract, or that are necessary to achieve and comply with the purposes of this Trust.

SIXTH: Exercise of Corporate and Economic Rights of the Trusted Shares.

Section 6.01: Corporate Rights.

As long as the Trusted Shares are part of the Trust Equity, the corporate rights incorporated to the latter shall be exercised in accordance to the following:

a)          The voting right of the Trusted Shares shall be exercised by the Trustee through its representatives for the purposes established by the Trustor, with respect to all of the Trusted Shares as a block, always in the sense that the Trustor instructs with at least 3 (three) Business Days in advance of the corresponding shareholders’ meeting (instruction which at all times shall indicate that the Trusted Shares should be voted in the same sense as SETA’s shareholders decide to vote its shares pursuant to the terms of the Consortium Agreement). The Trustor shall deliver to the Trustee, with at least 3 (three) Business Days in advance of a shareholders’ meeting or similar act, a written notice (the “Exercise Notice of Corporate Rights”) that shall contain: (i) the place, time and date for the celebration of a shareholders’ meeting or corresponding act; (ii) the proposed points of the agenda; (iii) the name of the persons to be granted powers in order that the Trusted Shares are duly represented and voted in the corresponding shareholders’ meeting; (iv) the signature of the Trustor’s legal representative; (v) if applicable, the specific instructions related with the exercise or the corresponding preemptive rights; (vi) the limitations on the exercise of the voting rights regarding the Trusted Shares in the sense that the Trusted Shares shall be voted in such shareholders’ meeting or corresponding act in the same sense as SETA’s shareholders decide to vote its shares pursuant to the terms of the Consortium Agreement. In the event of a shareholders’ meeting celebrated were 100% (one hundred percent) of the capital stock is represented, the Trustor shall in the same manner instruct the Trustee how to vote such shares.

b)         The Parties hereby agree that the Trustee, at all times, shall grant all and each of the powers required to vote the Trusted Shares, as well as to celebrate any legal act related with the Trusted Shares (to the extent they are consistent with the purposes of the foregoing Trust and with the terms and conditions established in the foregoing Contract or that are necessary to achieve and comply with the purposes of the Trust) in favor of the person or persons that the Trustor instructs to the Trustee in the Exercise Notice of Corporate Rights. This act expressly and irrevocably instructs the Trustee so that, in all powers granted regarding the exercise of the voting rights of the Trusted Shares, instruct the corresponding empowered representative to vote the Trusted Shares in the sense instructed by the Trustor with at least 3 (three) Business Days in advance to the corresponding shareholders’ meeting pursuant to the provisions of this Contract.

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c)           In the event that the Trustee does not receive an Exercise Notice of Corporate Rights in the form and under the term established in sub-section (a) above, the Trustee shall not attend the shareholders’ meeting, nor grant the corresponding powers to attend to such shareholders’ meeting or to celebrate the respective legal act, and the Trustee shall not have responsibility whatsoever derived from such omission.

d)         In the event that the Trustee has the right to exercise any preemptive right or similar right regarding the Trusted Shares pursuant to GACN’s bylaws or applicable legal provisions, the Trustee shall exercise such rights according to the instructions that for such purposes receives from the Trustor pursuant to the provisions of the foregoing Contract, as long as receives the resources necessary and sufficient in a timely manner to exercise the preemptive right in question.

e)           For purposes of the above paragraph, the Trustor shall promptly inform the Trustee, about the manner in which the latter shall exercise such preemptive right, in any case, with at least 3 (three) Business Days in advance to the date in which the Trustee shall exercise the preemptive right, and shall deliver directly to the Trustee the resources necessary to exercise such preemptive right with at least 2 (two) Business Days in advance to the date in which the Trustee must exercise the corresponding right. In the event that the Trustor does not deliver the Trustee the instructions and resources mentioned above, respectively, the Trustee is authorized to waive the preemptive rights that correspond to the Trusted Shares, without any responsibility.

Section 6.02:            Proprietary Rights. When the Trusted Shares are part of the Trust Equity, the proprietary rights incorporated in the same are exercised pursuant to the following:

a)           In the event that a shareholders’ meeting of GACN agree to the payment of dividends in cash or GACN pays any amount in cash regarding the Trusted Shares, whether by reimbursement, amortization or for any other reason, the Trustee shall collect and receive such amounts.

In the records carried out by the Trustee, the latter shall register any cash amount received according to the previous paragraph.

The Trustee may deliver such amounts to the Trustor, as long as the Trustee receives (i) the instruction from the Trustor appointing the account information, credit institution and Standardized Bank Code (CLABE) with at least 3 (three) Business Days in advance and (ii) written approval from ADPM.

b)           The Trustee shall be entitled to receive directly and withhold as part of the Trust Equity (i) all other shares, securities or goods issued, paid or distributed by any concept with respect to the Trusted Shares; (ii) all other shares, securities or goods issued, distributed or paid by any concept with respect to the Trusted Shares whether from a spin-off, merger, conversion, reclassification or combination of shares or any other similar event; and (iii) any other shares, securities or additional goods that were paid relating to the Trusted Shares by reason of any amortization, consolidation, merger, exchange of shares, transfer of assets, liquidation or any other similar reorganization.

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c)           In the event of any payment of dividends in shares or in the event of any capital stock increase through reserve capitalization or other shareholder’s equity accounts, or in the events referred in the previous sub-section b), the Trustee shall be the only person authorized to receive such shares, which shall constitute part of the Trust Equity.

SEVENTH: Notice of the Option Exercise and Delivery of ADPM’s Shares.

Section 7.01:            Notice of the Option Exercise. The parties, according to the provisions of Section 13.20 of the Consortium Agreement, agree that, at any time as of June 15, 2016, the Primary Beneficiary may, in its sole discretion, deliver the Trustee, with copy to the Trustor, one or more notices regarding the exercise of the exchange option in terms of the Consortium Agreement, which must be in writing and contain at least the following: (i) the number of ADPM’s Shares that shall be delivered, net of any applicable tax to the Primary Beneficiary for the payment in kind to ADPM, in its capacity of Primary Beneficiary, on behalf and to the order of the Trustor, corresponding to the proportional part of the reduction of SETA’s capital stock approved by SETA’s shareholders through resolutions referred in point 3 of the Backgrounds of this Contract, net of any applicable tax; (ii) the account information of the Primary Beneficiary, including the name of the corresponding institution and the account number, as well as any other necessary or relevant data to carry out the transfer of ADPM’s Shares to the Primary Beneficiary, and (iii) the Primary Beneficiary’s legal representative signature (“Notice of the Option Exercise”)

Section 7.02:            Delivery of ADPM’s Shares. Upon receipt of the Notice of the Option Exercise, the Trustee shall carry out and/or celebrate all and each of the acts, procedures (internal or external), actions, transfers, instructions, and notices that result necessary pursuant the applicable legislation to carry out the delivery of ADPM’s Shares, on behalf and to the order of the Trustor, to the Primary Beneficiary’s Account, in a term that shall not exceed 3 (three) Business Days after the delivery date of the Notice of the Option Exercise to the Trustee.

Section 7.03:            Receipt and Release by the Primary Beneficiary. No later than 24 (twenty four) hours following the delivery date of ADPM’s Shares by the Trustee to the Primary Beneficiary, the latter shall deliver to the Trustor and Trustee, as broad as may be legally required, a receipt and release of the payment obligation assumed by the Trustor regarding such ADPM Shares and the release of responsibility to the Trustee regarding such payment made according to such ADPM’s Shares, in terms of this Contract. The above, with the understanding that failing to deliver such release under the term described, the Primary Beneficiary recognizes that, unless there is an error or omission, the print-screen or the transfer receipt made by the system and caused by the Trustee that effectively delivers ADPM’s Shares to the Primary Beneficiary strictly pursuant to the provisions of this Contract, shall serve for all purposes as an acknowledgment of receipt and shall, unless there is an error or omission, have full releasing effects with respect to the Trustor and Trustee, where relevant.

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EIGHT: Trustee Removal.

Section 8.01:            Trustor’s Authority to remove the Trustee and Trustee’s Resignation. The Trustor, subject to the Primary Beneficiary’s previous written consent, may remove the Trustee at any time, through written and signed notice by the Trustor and Primary Beneficiary, and delivered to the Trustee with 30 (thirty) Business Days in advance. The Trustee, in accordance to this Contract, the terms of article 391 (three hundred and ninety one) and third paragraph of article 385 (three hundred and eighty five) of the LGTOC, may provide resignation at any time through written notice delivered to the Parties with at least 30 (thirty) Business Days in advance. Within the following 10 (ten) Business Days to the removal notice of the Trustee or the Trustee’s resignation notice, the Trustor shall appoint a successor Trustee acceptable to the Primary Beneficiary.

Section 8.02:            Procedure to Substitute the Trustee. Once the Trustee is removed or resigns, the Trustee shall prepare a balance sheet of the Trust, which shall include the last account statement completed and until the date of its effective resignation or removal, and delivered to the Trustor and Primary Beneficiary, who shall have a term of 15 (fifteen) natural days upon reception of the report, to examine and formulate the pertinent clarifications. After the completion this term, if there are no observations, such report shall be considered tacitly approved. When appointing a successor or successors to the Trust functions, the new Trustee or Trustees shall be vested of all authorities, rights, powers, and obligations established for the Trustee pursuant this Contract and those derived by the law, taking possession of the goods that at such date integrate the Trust Equity, minus commissions, costs and expenses or any other amounts owed to the Trustee in the terms of the foregoing Contract, or the Trustee may keep the Trust Equity (or part of it), pending of distribution, as to each and every commission, cost and expense or other owed amounts according to this Contract are paid to the Trustee. Once the Trustee delivers the Trust Equity to the successor trustee, the Trustee shall not have the obligation or responsibility under this Contract.

NINTH: Trust Equity Investment.

Section 9.02:            Rules that are subject to the Trust Equity Investment. The investment made from the Trust Equity under the foregoing Trust, shall be subject to the following:

a)           The Trustee shall invest the resources belonging to the Trust Equity pursuant to the written instructions previously delivered by the Trustor and that determine the following characteristics of the certificates or investment securities: (i) price; (ii) term; (iii) class; and (iv) characteristics of the issuers of the investment instruments, and if applicable, its grade; in the understanding that it is only possible to invest on Federal Government’s instruments or in investment funds that invest in these instruments, and in instruments issued by GACN.

b)          In the absence of the instructions referred in the previous paragraph, the Trustee shall invest the liquid amounts that are part of the Trust Equity in instruments issued by the Federal Government or in investment companies that invest in these instruments, to terms

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no longer that 28 (twenty eight) days, and until receiving written instructions from the Trustor, event which hereunder shall have the effects of instruction.

c)           The purchase of securities or certificates shall be subject to the availability and liquidity of the same, and to the existing market conditions at the time.

d)         The Trustee shall be authorized to celebrate investment contracts, securities trading agreements, commission agreements, certificate management deposits, repurchases, purchase and sale of certificates or direct securities or of any nature, that are required to perform the investment referred in this Clause with (i) Banco INVEX, S.A., Institucion de Banca Multiple, INVEX Grupo Financiero or with any other company that is part of INVEX Grupo Financiero, S.A. de C.V., to make the investment pursuant to this Clause and carry out the management of the resources that integrate the Trust Equity, not being bound in any case, to deliver physically the securities or instruments acquired as consequence of the performed investments. When celebrating any act in terms of this Contract, the Trustee, in any event, may not encumber, provide as security, transfer or commit the Trusted Shares to the detriment of the Primary Beneficiary, without previous written consent of the Primary Beneficiary.

e)           The Trustor shall pay all expenses, commissions or any other expense that arise from the management or investment of the Trust resources, upon demand when required by the Trustee. The Trustee shall not have the right to charge the Trust Equity such expenses, commissions or other expenses.

f)            The Trustor hereby releases the Trustee from all responsibility regarding the instruments and investment terms acquired by the written instructions of the Trustor in terms of this Contract, as well as for any damage suffered by the Trust Equity that arise from depreciation or quote securities suspension, certificates or documents acquired under the investment contracts or securities trading agreements celebrated for the Trust Equity investment, as well as for damages or that are a consequence of bankruptcy proceedings, payment suspension, bankruptcy or non-compliance from issuers.

g)          The Trustee shall not be responsible for the damages suffered by the Trust Equity when acting in accordance to the provisions of this Contract and to the provisions of article 391 of the LGTOC.

For purposes of the provisions of the Rule 5.4 of Circular 1/2005, the Parties agree that, to avoid conflict of interest, authorize and empower the Trustee to celebrate investment operations and account openings to handle the liquid resources that are part of the Trust Equity held with Banco Invex, S.A., Institucion de Banca Multiple, Invex Grupo Financiero, as long as the latter acts independently and without the intervention of the trust department of such institution, due to the fact that there is no hierarchy relationship between the department of such bank in charge of the accounts opening and resources handling, and the trust department.

The Trustee acts on behalf and to the order of the parties of the foregoing Trust, therefore, the operations celebrated with Banco Invex, S.A, Institucion de Banca Multiple, Invex Grupo Financiero, in the terms of this clause, the extinction by confusion of the rights and

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obligations that arise from the contracts celebrated with the same institutions and with the Trustee shall not operate, by virtue of the fact that the Trustee acts in compliance with the purposes of the Trust and according to the Trustor’s instructions.

TENTH: Accountability.

The Trustee shall have a record of all operations performed under this Contract. Likewise, the Trustee shall maintain evidence of such record according to the applicable legislation. Within the first 10 (ten) Business Days following to the last Business Day of the previous month in the website www.invexfiduciario.com, the corresponding electronic account statement shall be available, and includes a report about the status of the Trust Equity. The Trustor and Primary Beneficiary shall have the same days mentioned previously as of the electronic issuance date of the same, to deliver their observations to the Trustee. In the event that the Trustor or the Primary Beneficiary, under the established term, does not question such reports, it shall be understood that are consented by them.

ELEVENTH: Management.

For the management of the Trust Equity, the Trustee shall have the authorities and duties provided in article 391 of the LGTOC.

TWELFTH: Legal Prohibitions.

Pursuant to the provisions established in sub-section (b) of section XIX of article 106 of the Mexican Credit Institutions Law, the Trustee certifies that it unequivocally explained the Trustor about the value and legal consequences of such provision; provision that is transcribed below:

“XIX. In the performance of the operations provided in section XV of article 46 of this Law:

a) Repealed.

b) Answering to trustors, principals or commissioning party, for the default of the debtors, for credits granted, or of the issuers, for any securities that are acquired, unless it is by cause of the institution’s default, according to the provisions of the final part of article 391 of the General Law on Securities and Credit Obligations, or guaranteeing any returns for the funds which investment is entrusted to them. If upon termination of the trust, mandate or commission incorporated for the granting of credits, debtors have not liquidated such credits, the institution shall transfer them to the trustor or trust beneficiary, as the case may be, or to the principal or commissioning party, refraining from paying the amount of such credits. The trust, mandate or commissioning party agreements shall include, in a notorious manner, the provisions of this sub-section and a statement by the trustee indicating it unequivocally explained the

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contents of such agreement to persons from whom he received the goods or rights to be transferred to the trust.

c) Acting as trustees, legal representatives or commission agents under a trust agreement, mandates or commissions, respectively, whereby funds are raised directly or indirectly from the public, through any act causing direct or contingent liabilities, except in case of trusts incorporated by the Federal Government through the Department of Finance and Public Credit, and of trusts whereby securities registered in the National Registry of Securities are issued according to the provisions of the Stock Market Law;

d) Performing trusts, mandates or commissions referred to in the second paragraph of article 88 of the Investment Companies Law;

e) Acting in trusts, mandates or commissions through which limitations or prohibitions established in financial laws is avoided;

f) Using funds or securities of the trusts, agencies or commissions intended for the granting of credits, in which the trustee has discretionary powers in the granting thereof to carry out transactions whereby any of the following persons becomes or may become a debtor; its deputy trustee; the members of the board of directors or managing board, as the case may be, whether regular or alternate directors, incumbent or non-incumbent; the employees and officers of the institution; the regular or alternate examiners, incumbent or non-incumbent; the external auditors of the institution; the members of the technical committee of the respective trust; the ascendants or descendants in the first degree or the spouses of the aforesaid persons, the companies in which board such persons or the same institutions have a majority, as well as any other persons indicated, through general provisions, by the Bank of Mexico;

g) Managing rural properties, unless they have received the administration in order to distribute the estate among heirs, legatees, associates or creditors, or to pay an obligation or to guarantee the performance thereof with the value of such rural property or its proceeds, and in such cases the administration shall not exceed a period of two years, except in cases of production trusts or guarantee trusts, and

h) Entering into trusts that manage amounts of money periodically contributed by groups of consumers composed by marketing systems, intended for the acquisition of specific goods or services, of the kind set forth in the Federal Consumer Protection Law.

Any covenant contrary to the provisions of the preceding sub-sections shall be null.”

In addition, according to the provisions of the numeral 5.5 of the 1/2005 Circular, hereinafter it is transcribed, the pertinent part, of the prohibitions to which the Trustee is liable pursuant to numeral 6 of such Circular 1/2005:

“6.                                             Prohibitions.

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6.1            In the Celebration of trusts, the Trust Institutions are prohibited to the following:

a) Charge to the trusted equity different prices than those agreed when the pertinent operation is determined;

b) Guarantee yield earnings or fund prices, whose investment is entrusted to them, and

c)  Perform operations in terms and conditions contrary to its internal policies and to sound financial practices.

6.2            The Trust Institutions shall not celebrate operations with securities, negotiable instruments or any other financial instrument that does not comply with the specifications agreed in the corresponding trust agreement.

6.3            Trust Institutions shall not carry out types of Trusts that are not authorized to celebrate pursuant to the laws and provisions regulating them.

6.4            In any event, Trust Institutions may pay with charge to the trust equity, of any sanction imposed by any authority to such Trust Institutions.

6.5            In a Security Trust, the Bonding Institutions and Limited-Purpose Financial Companies (Sofoles) may only receive goods or rights that have the purpose of guaranteeing the obligations concerned.

6.6            The Trust Institutions shall observe the provisions of articles 106, section XIX of the Credit Institutions Law, article 103, section IX of the Stock Market Law, article 62, section VI of the General Law of Institutions and Mutual Insurance Companies, and article 60, section VI Bis of the Federal Bonding Institutions Law, according to each Institution.”

THIRTEENTH: Trust Equity Protection.

The Trustee shall not be responsible for facts, acts or omissions of the Trustor or third parties that impede or hinder the compliance of the purposes of this Trust.

The Trustor shall have the obligation to notify immediately to the Trustee about any situation that may affect the foregoing Trust; in the event of defending the trusted equity, the Trustee’s responsibility is limited to grant the power to the person or persons instructed by the Trustor in writing, whether for administrative procedures or judicial actions. The Trustee shall not be responsible from the legal representative’s acts, nor of the result of their administrations, leaving the corresponding fees and expenses in charge of the Trustor.

In case of emergency, the Trustee may carry out the acts necessary to maintain the Trust Equity and the rights derived from the same, without any responsibility to the Trustee, unless when acted with negligence, fraud or in bad faith.

Signature Version

When Trustee receives a notice, lawsuit or any other notice regarding the Trust, shall notify the Trustor and Primary Beneficiary immediately, in order for the Trustor to defend the Trust Equity performing all acts necessary for its conservation, without prejudice of appointing the legal representative referred in the second paragraph of this Clause, moment at which shall cease all responsibility of the Trustee (unless such action is exercised due to non-compliance by the Trustee to any of the obligations of this Contract). Notwithstanding the above, the Trustee shall reasonably assist in the defense of the Trust Equity if the Trustor and/or Primary Beneficiary request it, without this being understood as its responsibility due to its results or any costs that are applicable to the Trustee; therefore, the Trustor undertakes the obligation to pay the Trustee any fees, costs and taxes resulting from such assistance.

The Trustee shall respond for damages caused by the non-compliance of the conditions or terms declared in this Contract and pursuant to the Rule 5.2 of Circular 1/2005.

FOURTEENTH: Term.

The foregoing Trust shall have a term of twenty years as of June 15, 2015.

FIFTEENTH: Termination.

The foregoing Trust shall expire for any on the causes provided in article 392 of the LGTOC, excluding expressly from such causes the Section VI of such article by virtue of which the Trustor does not reserve (and in this act waives) de revocation right

The Trustee, at the conclusion of the Trust or when the Parties solve the extinction of the Trust, shall revert in favor of the Trustor, the remaining amount that exists at that date in the Trust Equity and shall proceed to its total extinction pursuant to the instructions of the Trustor.

SIXTEENTH: Fees.

The Trustee, for its intervention in the foregoing Contract shall receive fees, which are set forth in Attachment I of this document (the “Fees”).

SEVENTEENTH: Tax Obligations.

The Trustor shall be responsible for the compliance of tax obligations derived from the foregoing Contract; therefore, in this act the Trustor exempts the Trustee from all responsibility concerning these concepts, and agree to credit the Trustee such compliance for the relevant legal effects.

In the event that tax provisions are amended and any new tax burden becomes valid regarding the Trust, the Trust Equity and/or the operations contemplated in this Contract, such burden is strictly responsibility of the Trustor.

Signature Version

In the event that for any reason tax authorities require the payment of any contribution to the Trustee, the latter shall inform in a timely manner to the parties, so that, in compliance to such requirement, carry out the procedures and necessary payments.

In the event that the Trustor does not comply with its tax obligations and the Trustee is required to perform the payment of any contribution, the Trustee shall notify this situation to the Parties, no later than the following Business Day after receiving the corresponding requirement. The Trustor shall have the obligation to pay promptly the obligations undertaken, regardless of its obligation to indemnify and to hold harmless the Trustee of any claim and/or expense made by the latter from a default caused by the Trustor.

The Trustor shall hold harmless and indemnify the Trustee in the event of any contingency or responsibility concerning tax issues, derived or related to the Trust (including expenses, fees, reasonable and documented, from tax advisors and lawyers), as long as the issue does not arise from the Trustee’s fault, fraud, negligence or bad faith.

If the obligations derived from the Foreign Account Tax Compliance Act (hereinafter the “Facta”) are applicable to this Contract, such obligations are responsibility of the Trust, therefore, in order to comply with such obligations, the Parties agree that the Trustee shall grant a power with the necessary authorities to the person or persons that are appointed by the Trustor and the Primary Beneficiary as external advisors.

According to the above, the parties agree that the Trustee shall not have any responsibility for the acts of the appointed external advisors, causing this the termination of its obligations when the above power is granted.

The Trustee, Trustor and Primary Beneficiary shall provide all documents and/or information in its property, required by the appointed external advisors to comply with the obligations derived from the Facta.

The parties agree that all expenses, rights, taxes, commissions, fees, and any other expenses made by reason of this clause, shall be covered by the Trust Equity, and in the event of not having resources or are insufficient, the Trustor directly shall liquidate them.

EIGHTEENTH: Indemnification.

The Trustor and Primary Beneficiary are required to (i) defend and hold harmless the Trustee, advisors, shareholders, officers, deputy trustees, employees, legal representatives and the rest of the staff in the event of a claim, proceeding, trial, lawsuit, responsibility, loss, damages, sanctions, actions or judgments presented, brought, dictated or imposed by any person or competent authority against the Trustee, advisors, officers, shareholders, deputy trustees, employees, legal representatives, and the rest of the staff, derived from its performance as Trustee under this Trusts, as long as the Trustee’s performances have been made pursuant with the terms and according to the procedures established in the foregoing Trust and that such acts and omissions are not performed by the Trustee with negligence, fraud or bad faith; and (ii) reimburse the Trustee, its advisors, officers, shareholders, deputy trustees, employees, legal representatives, and the rest of the staff, any cost, expense or expenditure of any nature

Signature Version

(including expenses and legal advisor fees and duly documented reasonable attorneys) incurred reasonably and justified, or any damage or prejudice suffered by any claim, trial, procedure, lawsuit, responsibility, loss, damage, sanction, action or sentence brought, dictated or imposed against the Trustee, shareholders, deputy trustees, board members, officers, employees, legal representatives, and the rest of the staff regarding the validity and legality of this Trust or other documents related to the same, as long as the Trust activities have been performed pursuant the terms and procedures established in this Trust, and such acts or omissions are not performed by the Trustee with negligence, fraud or bad faith.

NINETEENTH: Notices.

All notices and other communications derived from the foregoing Contract, shall be written, in the Spanish language, directed to the addresses mentioned below or to any other address or email address that, from time to time, is determined by each of the Parties through written notice to the other Parties, delivered personally with acknowledgement of receipt, and always sending a copy to the Trustor. The above notices and communications shall be deemed validly delivered on the date of its receipt. For purposes of such notices, the Parties designate the following addresses:

Trustor and Secondary Beneficiary:

Servicios de Tecnologia Aeroportuaria, S.A. de C.V.

Torre Latitud,

Ave. Lazaro Cardenas No. 2225 L.501 (5th Floor),

Col. Valle Ote., C.P. 66269,

San Pedro Garza Garcia, N.L., Mexico.

Contact: Ing. Porfirio Gonzalez Alvarez

Phone: +52 (81) 8 625 4300

Email: pgonzalez@oma.aero

Primary Beneficiary:

Aeroports de Paris Management, S.A.

291, Boulevard Raspail

75675 Paris CEDEX 14

France

Contact: Jacques Follain

Phone: +33 1 49 75 16 05

Email: Jacques.follain@adpmanagement.com

Trustee:

Banco Invex, S.A., Institucion de Banca Multiple,

Invex Grupo Financiero, Fiduciario

Blvd. Manuel Avila Camacho No. 40, 7th Floor,

Col. Lomas de Chapultepec, C.P. 11,000,

Mexico, Distrito Federal.

Signature Version

Phone: (55) 5350-3333

Email: mrangel@invex.com / efigueroa@invex.com

Contact: Mauricio Rangel Laisequilla / Edgar Figueroa Pantoja

Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

Torre Latitud,

Ave. Lazaro Cardenas No. 2225 L.501 (5th Floor),

Col. Valle Ote., C.P. 66269,

San Pedro Garza Garcia, N.L., Mexico.

Attn: Ing. Porfirio Gonzalez Alvarez

Phone: +52 (81) 8 625 4300

Email: pgonzalez@oma.aero

TWENTIETH: Modifications.

The foregoing Trust can only be modified through written agreement between the Trustee, Trustor and Primary Beneficiary, in the understanding that once all ADPM’s Shares are delivered to the Primary Beneficiary and all obligations established in Section 7.5 of the Consortium Agreement have been satisfied as a result of ADPM’s Put Option exercise according to such section, the consent of the latter is not necessary to modify this Trust.

TWENTY FIRST: Applicable Law and Jurisdiction.

This Contract is subject to the interpretation and compliance of the Mexican laws. For the solution of any controversy arising from this Contract, each of the Parties expressly and irrevocably abide to the jurisdiction of Mexico City, Federal District’s federal courts, waiving any other jurisdiction applicable due to their present or future address.

TWENTY SECOND: Copies.

The foregoing Contract may be celebrated in several copies, each of which shall be considered as original and jointly all considered as one document, which binds the Parties with the same legal force.

TWENTY THIRD: SETA and GACN Cooperation.

SETA and GACN agree to perform promptly all acts necessary or acts that ADPM deems suitable upon request, to assist the Trustee to carry out and allow the purposes of this Trust, and allow ADPM to exercise its rights under this Contract and/or the Consortium Agreement.

IN WITNESS WHEREOF, the parties subscribe this Amendment Agreement on September 15, 2015.

[signature pages follow]

Signature page of the Trust Management Agreement and Source of Payment dated September 15, 2015, celebrated between Banco INVEX, S.A., Institucion de Banca Multiple, INVEX Grupo Financiero as Trustor, Servicios de Tecnologia Aeroportuaria, S.A. de C.V., as Trustor and Secondary Beneficiary, and Aeroports de Paris Management, S.A., as Primary Beneficiary, with the presente of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

TRUSTEE

Banco INVEX, S.A., Institucion de Banca Multiple, INVEX Grupo Financiero

By: Ricardo Calderon Arroyo
Position: Deputy Trustee

By: Mauricio Rangel Laisequilla
Position: Deputy Trustee

[Signature pages continue]

Signature Version

Signature page of the Trust Management Agreement and Source of Payment dated September 15, 2015, celebrated between Banco INVEX, S.A., Institucion de Banca Multiple, INVEX Grupo Financiero as Trustor, Servicios de Tecnologia Aeroportuaria, S.A. de C.V., as Trustor and Secondary Beneficiary, and Aeroports de Paris Management, S.A., as Primary Beneficiary, with the presente of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

TRUSTOR AND SECONDAY BENEFICIARY

Servicios de Tecnologia Aeroportuaria, S.A. de C.V.

By: Victor Humberto Bravo Martín
Position: Legal Representative

By: Stephane Lauren Christian Lemoine
Position: Legal Representative

[Signature pages continue]

Signature Version

Signature page of the Trust Management Agreement and Source of Payment dated September 15, 2015, celebrated between Banco INVEX, S.A., Institucion de Banca Multiple, INVEX Grupo Financiero as Trustor, Servicios de Tecnologia Aeroportuaria, S.A. de C.V., as Trustor and Secondary Beneficiary, and Aeroports de Paris Management, S.A., as Primary Beneficiary, with the presente of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V

PRIMARY BENEFICIARY

Aeroports de Paris Management, S.A.

By: Stephane Laurent Christian Lemoine
Position: Legal Representative

[Signature pages continue]

Signature Version

Signature page of the Trust Management Agreement and Source of Payment dated September 15, 2015, celebrated between Banco INVEX, S.A., Institucion de Banca Multiple, INVEX Grupo Financiero as Trustor, Servicios de Tecnologia Aeroportuaria, S.A. de C.V., as Trustor and Secondary Beneficiary, and Aeroports de Paris Management, S.A., as Primary Beneficiary, with the presente of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V

Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.,

By: Alfredo Dominguez Sanchez
Position: Legal Representative

ATTACHMENT “II”

TRUST FEES